Exhibit 5.1

Mary H. Fragola Senior Corporate Counsel and Assistant Secretary 7 World Trade Center. 250 Greenwich Street, 35th Floor New York, New York 10007 212.589-8496

April 26, 2013

NCR Corporation

3097 Satellite Boulevard

Duluth, GA 30096

Ladies and Gentlemen:

I am Senior Corporate Counsel and Assistant Secretary of NCR Corporation (the “Company”), and have been asked to render this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) which the Company proposes to file with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, registering 7,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) which may be offered and sold by the Company under the NCR Corporation 2013 Stock Incentive Plan (the “Plan”), which Shares under the terms of the Plan will consist of authorized and unissued shares. I, or attorneys under my supervision, have examined originals, or copies of originals certified to my satisfaction, of the charter and Bylaws of the Company and such agreements, resolutions, documents, certificates and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as I have deemed relevant and necessary and on which I have relied as a basis for the following opinions. I have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.

In this regard, I am of the opinion that:

1.	The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland.
2.	The issuance of the Shares has been duly authorized and, when and to the extent issued against payment therefor in accordance with the Registration Statement, the Plan and resolutions of the Board of Directors of the Company relating to the issuance of the Shares, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinions shall be inferred beyond the matters expressly stated. I assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinions expressed herein after the date hereof.

I hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement referred to above.

Very truly yours,

/s/ Mary H. Fragola
Mary H. Fragola
Senior Corporate Counsel and Assistant Secretary